UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2021

SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	001-31560	98-1597419
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

38/39 Fitzwilliam Square Dublin 2, Ireland	D02 NX53
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (353) (1) 234-3136

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.00001 per share	STX	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 14, 2021, Seagate Technology Holdings public limited company (the “Company”) and its subsidiary Seagate HDD Cayman (the “Borrower”) entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of February 20, 2019, by and among the Company, the Borrower, the lenders party thereto, and The Bank of Nova Scotia, as administrative agent (as amended from time to time, the “Credit Agreement”). The Amendment provides for a new term loan facility in the aggregate principal amount of $1,200.0 million to be extended in two tranches of $600.0 million each (“Term Loan A1” and “Term Loan A2”). The proceeds of the Term Loan A1 and Term Loan A2 may be used for general corporate purposes, to refinance/repay the Borrower’s existing Term Loan and to refinance/repay the Borrower’s Senior Notes due March 2022. Term Loan A1 and Term Loan A2 are guaranteed by the same guarantors that guarantee the existing obligations under the Credit Agreement.

The Term Loan A1 is repayable in quarterly installments beginning on December 31, 2022 and is scheduled to mature on September 16, 2025. The Term Loan A1 will bear interest at a rate of LIBOR plus a variable margin ranging from 1.125% to 2.375% that will be determined based on the corporate credit rating of the Borrower or one of its parent entities. The Term Loan A2 is repayable in quarterly installments beginning on December 31, 2022 and is scheduled to mature on July 30, 2027. The Term Loan A2 will bear interest at a rate of LIBOR plus a variable margin ranging from 1.25% to 2.5% that will be determined based on the corporate credit rating of the Borrower or one of its parent entities. Term Loan A1 and Term Loan A2 were each drawn in full on the closing date for the Amendment. The current interest rate for Term Loan A1 has been set at LIBOR plus 1.625% and for Term Loan A2 at LIBOR plus 1.75%. On the closing date of the Amendment, the Borrower utilized part of the proceeds from Term Loan A1 to repay in full the $475.0 million principal amount outstanding under its existing Term Loan. Including this repayment, gross debt will increase by a total of $725.0 million.

In addition, pursuant to the Amendment, the maturity date for the revolving loan commitments was extended until October 14, 2026, the revolving commitments were increased to $1,750.0 million and the interest rate margins for the revolving loans were amended to LIBOR plus a variable margin ranging from 1.125% to 2.375% that will be determined based on the corporate credit rating of the Borrower or one of its parent entities. As of October 14, 2021, no revolving loans were outstanding under the Credit Agreement.

The other material terms of the Credit Agreement remain unchanged.

Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Borrower or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference to this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEAGATE TECHNOLOGY HOLDINGS PUBLIC LIMITED COMPANY

Date: October 15, 2021	By:	/s/ Gianluca Romano
	Name:	Gianluca Romano
	Title:	Executive Vice President and Chief Financial Officer

3